EXHIBIT 99.2
J. Steven Whisler
Chairman and Chief Executive Officer
Phelps Dodge Corporation
J. Steven Whisler, 51, holds a B.S. degree in business (accounting) from the University of Colorado, a J.D. degree from the University of Denver College of Law, and an M.S. degree in mineral economics and a D. Sc. degree in engineering (Hon.) from the Colorado School of Mines. Mr. Whisler also attended Harvard Business School’s Advanced Management Program. He is admitted to the bar of the state of Colorado, various federal courts and the U.S. Supreme Court. He is a certified public accountant in the state of Arizona. Mr. Whisler is chairman and chief executive officer of Phelps Dodge Corporation, a Fortune 500 company based in Phoenix, Arizona. Mr. Whisler is a director of the Phelps Dodge Corporation, Phoenix, Arizona; the Burlington Northern Santa Fe Corporation, Fort Worth, Texas; the US Airways Group, Inc., and its principal subsidiaries, America West Airlines, Inc. and US Airways, Inc., Tempe, Arizona; the International Copper Association (Chairman), New York, New York; the National Mining Association, Washington, D. C.; the Copper Development Association, New York, New York; and the National Cowboy and Western Heritage Museum, Oklahoma City, Oklahoma. He is also a member of the Business Council.
Mr. Whisler has been with Phelps Dodge Corporation or its subsidiaries nearly 30 years. He and his wife, Ardyce, have been married 27 years and are the parents of Kyle, 19, and Kristen, 15.
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Timothy R. Snider
President and Chief Operating Officer
Phelps Dodge Corporation
Timothy R. Snider, 56, holds a bachelor of science degree in chemistry and geology from Northern Arizona University and attended the advanced management program of the Wharton School of the University of Pennsylvania. Mr. Snider is president and chief operating officer of Phelps Dodge Corporation, a Fortune 500 company based in Phoenix, Arizona, and is a director of Compass Minerals International, Inc., based in Overland Park, Kansas. He also serves as a board member of the University of Arizona Science Center and as a member of the Colorado School of Mines Visiting Committee. He is vice chairman of the advisory council of the Northern Arizona University College of Science and Engineering.
Mr. Snider has been with Phelps Dodge Corporation or its subsidiaries since 1970. His 36-year career includes operating and technical positions in several of the company’s copper properties, including president of the Morenci, Arizona, copper complex and general manager of the Candelaria mine in Chile during its development stage. Earlier in his career, Snider was instrumental in the development of large-scale solution extraction/electrowinning technology in Phelps Dodge’s copper operations. He was elected to the position of vice president of Phelps Dodge Corporation in 1997. He became a member of the senior management team in 1998 when he was named senior vice president. He also became president of Phelps Dodge Mining Company in 1998, and he was appointed to his current position in 2003.
Mr. Snider and his wife, Rhonda, have been married 35 years. They are parents of two grown children and grandparents of one.
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Ramiro G. Peru
Executive Vice President and Chief Financial Officer
Phelps Dodge Corporation
Ramiro G. Peru, 50, holds a bachelor of science degree in business administration (accounting) from the University of Arizona and attended advanced management programs at Duke University and the University of Michigan. Mr. Peru is executive vice president and chief financial officer of Phelps Dodge Corporation, a Fortune 500 company based in Phoenix, Arizona, and serves as a director for WellPoint, Inc., a Fortune 500 healthcare company based in Indianapolis, Indiana. He also is a director of the University of Arizona Foundation. He has been active in a wide variety of civic and professional groups and is currently a member of the national board of advisors for the Eller Graduate School of Management.
Mr. Peru has been with Phelps Dodge Corporation or its subsidiaries for nearly 27 years. In 1987 he was appointed controller of Phelps Dodge Mining Company and assistant controller of Phelps Dodge Corporation. He was elected to the position of vice president of Phelps Dodge Mining Company in 1993 and to the position of vice president and treasurer of Phelps Dodge Corporation in 1995. He became a member of the senior management team in 1997 when he was appointed to the position of senior vice president of organization development and information technology. He was elected to the position of senior vice president and chief financial officer in May 1999 and to his current position in October 2004.
Mr. Peru has one daughter, Rene (28), and one son, Ramey (26).
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Scott M. Hand
Chairman and Chief Executive Officer
Inco Limited
Scott M. Hand was elected chairman and chief executive officer of Inco Limited in April 2002 after serving as deputy chairman and CEO since April 2001. Before his election as deputy chairman and CEO, he was president since 1992. He earlier served as executive vice president, general counsel and secretary and was also responsible for strategic planning and business development for the company.
Mr. Hand joined Inco in 1973 in its legal department. Before he joined Inco, Mr. Hand was associated with a New York City law firm.
Mr. Hand received a bachelor of arts degree from Hamilton College in 1964, and after spending two years in Ethiopia with the U.S. Peace Corps, he entered Cornell Law School and graduated with a doctor of jurisprudence degree in 1969.
He is a member of the board of directors of Independence Community Bank Corporation in Brooklyn, New York.
Mr. Hand is a member of the board of directors of The Nickel Development Institute and the Canadian Council of Chief Executives. He is also a member of the U.S. Council on Foreign Relations and a member of the boards of the Ontario Heritage Foundation and Tafelmusik.
He was born in San Francisco, California on May 11, 1942, and is married to the former Ellen F. MacMillan. They have three children and make their home in Toronto.
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Derek G. Pannell
Chief Executive Officer
Falconbridge Limited
Derek G. Pannell was appointed chief executive officer of Falconbridge on June 30, 2005. He had previously been the president and chief executive officer of Noranda Inc. since June 1, 2002. Mr. Pannell also served as the president and chief operating officer for Noranda between September 2001 and June 2002.
Mr. Pannell is a metallurgical engineer with more than 35 years of experience in the mining and metals industry. He holds a bachelor of science degree from Imperial College in London. As vice president-operations of Compañía Minera Antamina in Peru, Mr. Pannell participated in the very successful completion of the copper-zinc mine, a $2.3 billion copper mining development in Peru that started commercial production in October 2001, four months ahead of schedule and under budget.
Mr. Pannell first joined Noranda in 1969 and, over the years, became responsible for the operations of Noranda’s principal copper and zinc businesses. His senior level management experience includes senior vice president-Copper Group and president of Noranda Copper Smelting and Refining, as well as president of Brunswick Mining and Smelting.
Mr. Pannell is a director of the Mining Association of Canada and the chair of the Association’s “Towards Sustainable Mining” Initiative and is a board member of the International Council on Mining and Metals. He also acted as co-chair of the Mining Industry Training and Adjustment Council from 1996 to 1998, was a member of the premier of New Brunswick’s roundtable on the environment from 1995 to 1997, and was president of the Rouyn-Noranda CEGEP during 1991 and 1992. Mr. Pannell is also an honorary professor of the Universidad Nacional de Ingenéria, Lima, Peru.
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